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BlackRock New York Municipal Income Trust

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Boaz Weinstein (“Mr. Weinstein”) posted the following message(s) below to his X account.

Mr. Weinstein’s tweet, reproduced above, included a link to a Bloomberg Invest interview on June 25, 2024. Relevant sections of the complete transcript are reproduced below.

Sonali Basak:

So what is it that you're trying to accomplish by targeting them? I understand that you target them when they're trading below their net asset value. You want them to bring investors whole, but what's the end game here? You won at one fund, what else do you want?

Boaz Weinstein:

Yeah, so ETFs, as we all know, can be sold at net asset value or the market maker can redeem them for net asset value and then the manager, BlackRock, will go and sell the assets and give back net asset value. Closed-end funds, you're trapped. Many of these funds have no maturity. They could be around for a hundred years, 200 years. And so, there are periods where the investors don't want them and for some reason, there isn't a manager more than BlackRock that the investors don't want. It's nothing personal. I'm not looking to not be besties with Larry Fink, I'm not looking to be besties with Larry Fink. I basically am just looking to make my investors money. And if the discounts are persistent and they're there year after year and you can buy a literal dollar for 85 cents, you have the power – unlike in normal activism – to turn that back into a dollar. Because if you change the fund structure to being an open-ended fund like an ETF or a mutual fund or the manager agrees to buy back shares at net asset value – just like Franklin Templeton did this month in three energy funds – the investor has a chance to go from 85 to 100. And as you all know, that's not even just 15% because it's 15 over 85, that's an 18% return.